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                                                                    EXHIBIT 99.1

PRESS RELEASE

For release 7 a.m. CST, Wednesday, March 3, 1999

       HOLLYWOOD THEATERS ANNOUNCES RECAPITALIZATION AND MERGER AGREEMENT

Company to Tender For Its 10-5/8% Senior Subordinated Notes Due 2007 and Solicit
    Consents to Proposed Amendments to the Indenture as part of Transaction


     DALLAS, March 3, 1999 -- Hollywood Theaters, Inc. ("Hollywood" or the "Company") announced that it has agreed to a recapitalization (the "Recapitalization") sponsored by GTCR Fund VI, L.P., an investment fund managed by GTCR Golder Rauner. As part of the Recapitalization, Hollywood's parent, Hollywood Theater Holdings, Inc. ("Holdings"), will merge (the "Merger") with a subsidiary of Wallace Theater Corporation II ("Wallace Theater"). As a result of the Merger, Holdings will become a wholly owned subsidiary of Wallace Theater and Hollywood will continue as a subsidiary of Holdings.

     In connection with the Recapitalization, and as a condition thereto, the Company will commence an offer to purchase the $110 million principal amount outstanding of its 10-5/8% Senior Subordinated Notes due 2007 (the "Notes") and a related solicitation of consents to proposed amendments to the indenture governing the Notes. The proposed amendments would permit the Recapitalization and related financing transactions and provide Hollywood with significant operational flexibility following the Recapitalization.

     Subject to the terms and conditions of the offer and solicitation, holders who tender Notes and deliver consents to the proposed amendments will receive total cash consideration of $700 per $1,000 principal amount of Notes. This amount consists of a consent payment of $30 and tender consideration of $670, which includes all accrued and unpaid interest to but not including the payment date under the offer. The offer and consent solicitation will be conditioned on, among other things, consummation of the Recapitalization and related financing transactions, receipt of consents to the proposed amendments from the holders of a majority of the aggregate principal amount of Notes outstanding and the valid tender of at least 85% of the aggregate principal amount of the Notes outstanding.

     In addition to consummation of the offer and consent solicitation, the Recapitalization is subject to a number of conditions, many of which are beyond the control of Holdings and Hollywood.

     Hollywood said that it expects to begin mailing offer and consent solicitation documents by Friday, March 5th. Donaldson, Lufkin & Jenrette Securities Corporation is the financial advisor to the Company. Chase Securities Inc. is the financial advisor to GTCR and to Wallace
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Theater. MacKenzie Partners, Inc. will serve as Information Agent for the offer and consent solicitation.

     This press release contains forward-looking statements with respect to the proposed Recapitalization, Merger and the transactions related thereto, including but not limited to the anticipated tender offer and consent solicitation and amendments to the indenture governing the Notes. Such statements are based upon current expectations and involve a number of risks and uncertainties. For the Company to use the "safe harbor" provisions of the Private Litigation Reform Act of 1995, you are hereby cautioned that these statements may be affected by the important factors, among others, set forth below or noted in Hollywood's periodic filings with the SEC, and, consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. The important factors include, but are not limited to, contingencies affecting the timing of the consummation of the transactions referenced herein; the Company's dependence on motion picture production and performance; risks associated with expansion and acquisitions; and competition experienced by the Company's theaters.